Exhibit 2.2

EXHIBIT F

Merger Consideration

Capitalized terms used but not defined herein have the meaning set forth in the Merger Agreement.

1.  Defined Terms.

(a)	“BV Enterprise Value” means $400 million, which amount represents the fair market value of the Batesville Project as determined in good faith by the Parties.

(b)	“CEH Group Contingent Shares” means 2,746,560 Holdco Class C Common Units and 2,746,560 Holdco Class D Common Units.

(c)
“CEH Group Merger Consideration” means (i) (A) a number of Holdco Class B Common Units equal to the quotient obtained by dividing the CEH Group Purchase Price by the Share Price and (B) a number of shares of GSCAC Class B Common Stock equal to the quotient obtained by dividing the CEH Group Purchase Price by the Share Price and (ii) the CEH Group Contingent Shares.

(d)	“CEH Group Purchase Price” equals the following determined without duplication as of the end of the day immediately preceding the Closing Date:

(i)	the sum of the following:

(A)	60% of the LP Enterprise Value; plus

(B)	96.304% of the BV Enterprise Value; plus

(C)	100% of the Designated Account Cash Balance of CEH and all of its direct and indirect wholly-owned subsidiaries; plus

(D)	60% of the Designated Account Cash Balance of La Paloma Acquisition and La Paloma Genco; plus

(E)	80% of the Designated Account Cash Balance of CEP Batesville Holding Company, LLC; plus

(F)	96.304% of the Designated Account Cash Balance of the CEP BV Group; plus

(ii)	less the sum of the following:

(A)	100% of the Debt of CEH and all of its direct and indirect wholly-owned subsidiaries; plus

(B)	60% of the Debt of La Paloma Acquisition and La Paloma Genco; plus

(C)	96.304% of the Debt of the CEP BV Group; plus

(D)	80% of the Debt of CEP Batesville Holding Company, LLC; plus

(E)	100% of the TCW Exchange Consideration; plus

(F)
100% of the CEH Transaction Expenses, minus the applicable portion thereof, if any, allocated to (x) Fulcrum pursuant to the Fulcrum Exchange Agreement if the Fulcrum Exchange Agreement has been executed and delivered prior to Closing, and/or (y) the Exchanging LP Members pursuant to the LP Minority Exchange Agreement if the LP Minority Exchange Agreement has been executed and delivered prior to Closing.

(e)
“CEH Transaction Expenses” means without duplication (i) the investment banking fees payable to JP Morgan pursuant to the JPM Engagement Letter in connection with the Closing (the “JPM Fee”) plus (ii) all third party fees and expenses of CEH and/or its Affiliates or any holder of TCW Debt that are incurred prior to the date of this Agreement in connection with the Transaction (including third party accounting, legal, market consultant and other professional fees and expenses) to the extent not paid in full prior to the end of the day immediately preceding the Closing Date minus (iii) all third party fees and expenses (other than the JPM Fee) of CEH or its Affiliates that are incurred on or after the date of this Agreement in connection with the Transaction (including third party accounting, legal, market consultant and other professional fees and expenses) to the extent paid prior to the end of the day immediately preceding the Closing Date.

(f)	“CEP BV Group” means CEP Batesville Acquisition and all of its direct and indirect wholly-owned subsidiaries.

(g)
“Debt” means, without duplication and with respect to any Person and as of the end of the day immediately preceding the Closing Date, 100% of the outstanding principal amount of Indebtedness owed by such Person (whether or not then payable), plus all accrued interest thereon, plus any other amounts (including any premium or pre-payment penalty) that become due on such Indebtedness as of Closing as a result of the consummation of the Transaction or the payment of such Indebtedness at the Closing; provided, however, Debt shall not include (a) any of the foregoing with respect to the TCW Debt or the TCW Mezzanine Debt or (b) any CEH Transaction Expenses.

(h)
“Designated Account Cash Balance” means, without duplication and with respect to any Person, 100% of the cash and cash equivalents of such Person (on an unconsolidated basis) on deposit in the Designated Accounts as of the end of the day immediately preceding the Closing Date, including all cash collateral posted by such Person and cash deposited by such Person in the Designated Accounts as of the end of the day immediately preceding the Closing Date.

(i)	“Fulcrum Contingent Shares” means 55,440 Holdco Class C Common Units and 55,440 Holdco Class D Common Units.

(j)
Fulcrum Exchange Consideration” means (i) (A) a number of Holdco Class B Common Units equal to the quotient obtained by dividing the Fulcrum Purchase Price by the Share Price and (B) a number of shares of GSCAC Class B Common Stock equal to the quotient obtained by dividing the Fulcrum Purchase Price by the Share Price and (ii) the Fulcrum Contingent Shares.

(k)	“Fulcrum Purchase Price” equals the following determined without duplication as of the end of the day immediately preceding the Closing Date:

(i)	the sum of the following:

(A)	3.696% of the BV Enterprise Value; plus

(B)	20% of the Designated Account Cash Balance of CEP Batesville Holding Company, LLC; plus

(C)	3.696% of the Cash Balance of the CEP BV Group

(ii)	less the sum of the following:

(A)	3.696% of the outstanding Debt of the CEP BV Group; plus

(B)	20% of the outstanding Debt of CEP Batesville Holding Company, LLC; plus

(C)	100% of the CEH Transaction Expenses allocated to Fulcrum pursuant to the Fulcrum Exchange Agreement if the Fulcrum Exchange Agreement has been executed and delivered prior to Closing.

(l)	“LP Enterprise Value” means $900 million, which amount represents the fair market value of the La Paloma Project as determined in good faith by the Parties.

(m)	“LP Minority Group Contingent Shares” means 1,400,000 Holdco Class C Common Units and 1,400,000 Holdco Class D Common Units.

(n)
“LP Minority Group Exchange Consideration” means (i) (A) a number of Holdco Class B Common Units equal to the quotient obtained by dividing the LP Minority Group Purchase Price by the Share Price and (B) a number of shares of GSCAC Class B Common Stock equal to the quotient obtained by dividing the LP Minority Group Purchase Price by the Share Price and (ii) the LP Minority Group Contingent Shares.

(o)	“LP Minority Group Purchase Price” equals the following determined without duplication as of the end of the day immediately preceding the Closing Date:

(i)	the sum of the following:

(A)	40% of the LP Enterprise Value; plus

(B)	40% of the Designated Account Cash Balance of La Paloma Acquisition and La Paloma Genco

(ii)	less the sum of the following:

(A)	40% of the Debt of La Paloma Acquisition and La Paloma Genco; plus

(B)	100% of the CEH Transaction Expenses allocated to the Exchanging LP Member pursuant to the LP Exchange Agreement if the LP Minority Exchange Agreement has been executed and delivered prior to Closing.

(p)
“Share Price” means the lesser of (i) Ten Dollars ($10.00) and (ii) the average closing price per share of Initial GSCAC Common Stock for the 20 trading days ending three Business Days before the Closing Date.

(q)
“Specified CEH E-Unit Consideration” means (i) the number of shares of GSCAC Class A Common Stock equal to the quotient obtained by dividing the CEH Group Purchase Price by the Share Price and (ii) the CEH Group Contingent Shares.

(r)
“TCW Exchange Consideration” means (in each case as defined in the TCW Consent): (i) the Cash Payoff Amount (including any Excess Cash Payment), plus (ii) the aggregate amount of all accrued but unpaid interest in respect of the Existing Notes, plus (iii) the aggregate principal amount of the Mezzanine PIK Notes, plus (iv) the Equity Consideration multiplied by the Share Price, minus (v) 50% of the Cash Shortfall Amount to the extent exceeding 15.78% of the lesser of $9,400,000 and the JPM Fee (as defined in this Agreement).